Exhibit 10.21

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of              , 2019, by and between PCI Media, Inc., a Delaware corporation (the “Company”), and                     (“Employee”). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in that certain Stockholders’ Agreement of the Company, dated as of              , 2019 (the “Stockholders’ Agreement”).

The parties hereby agree as follows:

1.    Employment. The Company hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions set forth herein. Employee acknowledges that he is a party to the Stockholders’ Agreement and understands its terms. Employee agrees to be bound by all of the terms and conditions of the Stockholders’ Agreement. The parties hereto agree that the terms and conditions contained herein are in addition to the terms and conditions set forth in the Stockholders’ Agreement. In the event of any conflict between the provisions of this Agreement and the provisions of the Stockholders’ Agreement, the provisions of the Stockholders’ Agreement shall control.

2.    Duties.

2.1    Position; Authority. Employee shall have the position of Founder. In that capacity, Employee shall perform administrative and advisory services for the Company on a full-time basis, with such duties, authorities and responsibilities that are commensurate with such services as reasonably determined by the Board of Directors of the Company.

2.2    Location. Subject to the terms of Section 5.5, Employee shall generally be based at the Company’s offices in                     ,                     , although it is anticipated that he will be required to travel from time to time in connection with the performance of his services.

2.3    Duties. Employee shall: (i) use reasonable efforts to abide by all U.S. and foreign federal, state and local laws, regulations, and ordinances reasonably known by Employee to be applicable to the Company, and (ii) devote substantially all his business time, energy, skill, and best efforts to faithfully and diligently further the business interests of the Company, provided, that, notwithstanding the foregoing, Employee (a) is not required to spend any specific amount of time at the Company’s offices so long as Employee uses reasonable judgment in time spent performing duties outside of the Company’s offices and remains in reasonable contact by telephone or computer, (b) may make and manage personal business investments of his choice, (c) may serve on the Board of Directors (or other body serving similar functions) of other companies (subject to the restriction set forth in Section 9.1 below), (d) may perform services for his or her own consulting company, and (e) may serve in any capacity with any civic, educational, professional, religious or charitable organization, or any governmental entity or trade association, so long as such activities do not materially interfere with the performance of Employee’s duties and responsibilities.

3.    Term. The initial term of this Agreement shall be a period commencing upon the closing of an initial public offering of the securities of the Company (the “Effective Date”) and ending on the third anniversary of the Effective Date, unless sooner terminated as hereinafter provided (the “Initial Term”). This Agreement shall automatically renew thereafter for successive one-year terms (each a “Renewal Term”), unless either party provides written notice to the other party of non-renewal at least 90 days prior to the expiration of the Initial Term or the then current Renewal Term, as applicable. The Initial Term and each Renewal Term shall be collectively referred to in this Agreement as the “Term.” Upon the Effective Date, the Service Agreement dated as of January 1, 2012, be and between Psyop Productions, LLC, and Psyop Media Company, LLC, on the one hand, and Employee on the other hand, shall terminate and be of no further force or effect except for such of its provisions which, by their terms, are intended to survive such termination.

4.    Compensation.

4.1    Base Salary. As the sole compensation for Employee’s performance of Employee’s duties, the Company shall pay to Employee a base salary of $75,000 per year (the “Base Salary”), payable in accordance with the normal payroll practices of the Company, less all legally required or authorized payroll deductions and tax withholdings.

4.2    Base Salary Increases. The Company shall review the Base Salary annually, and such amount may be increased at the sole discretion of the Board of Directors taking into consideration Employee’s performance, the Company’s financial performance, and other economic conditions and relevant factors.

4.3    Timing of Payments. All compensation payable pursuant to this Agreement shall be paid as set forth therein, and may not be deferred by Employee or the Company beyond 2-1/2 months after the close of Company’s Fiscal Year in which such compensation is no longer subject to a “Substantial Risk of Forfeiture” (as defined in Section 6.5(g) below).

4.4    Review of the Company’s Results of Operations. The Company shall keep at its principal offices accurate and complete books and records that reflect the Company’s and its consolidated subsidiaries’ results of operations for all periods during the Term, and such books and records shall be subject to the review of Employee from time to time.

5.    Benefits and Reimbursements.

5.1    Health, Welfare and Retirement Benefits. Employee and his qualified dependents shall be entitled to participate, at the sole cost of the Company, in all benefit plans which are in effect as of the date of this Agreement and at not less than the monetary levels applicable to Employee and his dependents as of such date, including, without limitation, group medical, dental, vision, long-term disability, accidental death/dismemberment coverage, life insurance coverage, 401(k) and other retirement and deferred compensation plans. The current life insurance policy will be converted to a term policy for the sole benefit of Employee’s designated beneficiaries.

5.2    D&O Coverage. Without limiting the generality of the foregoing, at all times the Company shall maintain directors and officers liability insurance coverage with an insurer, and in an amount determined by the Board of Directors.

5.3    Automobile and Commuting Expense. Employee shall be entitled to reimbursement for his reasonable commuting expenses. In addition, if and when the Board of Directors so allows for its executives, Employee also shall be entitled to reimbursement for reasonable automobile expenses (including lease, maintenance, fuel and repair expenses). The benefits provided to Employee pursuant to Sections 5.1 through this Section 5.3 are hereinafter referred to collectively as the “Benefits.”

5.4    Vacation; Leave. During the Term, Employee shall be entitled to a total of at least 25 paid vacation or sick days per year, but no vacation or sick days not taken by Employee may accrue beyond any year. In addition, Employee may take up to 30 days of unpaid personal leave per year, the timing of which shall be subject only to approval by a majority of the other “Founders,” as defined in the Stockholders’ Agreement.

5.5    Business and Personal Expenses; Travel. During the Term, Employee shall have the right to be reimbursed for reasonable and actual (and necessary, when required to substantiate a tax deduction for the Company) business, travel and entertainment expenses incurred in connection with the performance of his duties hereunder, which expenses shall be reimbursed by the Company upon submission by Employee of an itemized accounting thereof, and presentation of supporting receipts or other appropriate documentation. Without limiting the generality of the foregoing, during the Term, (a) Employee shall be entitled to be reimbursed for not more than business class international air travel expenses, coach class domestic air travel expenses, and reasonable hotel and other business travel expenses, and (b) Employee shall be entitled to receive or be reimbursed for all customary office and professional expenses (including, without limitation, expenses relating to cell phones, computers and other communications technologies reasonably required to perform his duties hereunder).

5.6    Reimbursement of Legal Fees. Employee shall be entitled to reimbursement of all reasonable attorneys fees and costs incurred in connection with the negotiation, documentation and execution of this Agreement and the other instruments and agreements contemplated by this Agreement. Such reimbursement shall be made in full within 30 days after the presentation of a reasonably detailed invoice thereof.

6.    Termination.

6.1    Death. If Employee dies during the Term, this Agreement and Employee’s employment with the Company shall terminate automatically on the date of his death, provided, however, that the Company shall pay to Employee all accrued but unpaid Base Salary and reimbursement of any accrued expenses pursuant to either Section 5.5 or 5.6, (collectively, the “Accrued Obligations”). Such payments of the Accrued Obligations shall be made on the same dates as such payments would have been paid to Employee had Employee not died.

6.2    Disability.

(a)    If Employee becomes “Disabled” (as hereinafter defined) during the Term, the Company shall have the right to terminate this Agreement and Employee’s employment with the Company. For purposes of this Agreement, Employee shall be deemed “Disabled” if Employee is unable, as a result of any medically determinable physical or mental disease or impairment, to discharge with or without reasonable accommodation the essential functions of Employee’s job for a continuous period of 120 days or a cumulative period of 180 days during any 12-month period. Notwithstanding anything to the contrary herein, Employee shall be deemed Disabled and this Agreement and Employee’s employment with the Company shall be terminated for purposes of the foregoing sentence as of the last day of the applicable period (the “Disability Date”), and Employee shall be entitled to payment of all compensation and benefits at all times prior to the Disability Date.

(b)    If the Company determines that Employee has become Disabled and elects to terminate this Agreement and Employee’s employment with the Company as a result thereof, the Company shall deliver written notice (the “Disability Notice”) thereof to Employee. Within five days after delivery of a Disability Notice by the Company, Employee may dispute the Company’s claim that he is disabled by delivering a written notice (the “Dispute Notice”) thereof to the Company. Employee’s failure to deliver the Dispute Notice within said five-day period shall be deemed an election not to dispute the Company’s determination that Employee is disabled or the Company’s election to terminate this Agreement and Employee’s employment with the Company. Within five days after delivery of the Dispute Notice, Employee and the Company shall each select a duly licensed physician, and such licensed physicians shall then mutually appoint a third duly licensed physician, who shall examine Employee for the purpose of determining whether Employee is Disabled for purposes of this Agreement and whose determination shall be binding on the Company and Employee. Said third physician shall endeavor to make a determination as to the Disability of Employee as soon as possible, but in no event later than 14 days after such appointment. Employee hereby consents to be examined by such licensed physicians and agrees to cooperate with such examinations.

(c)    If Employee becomes Disabled during the Term and this Agreement and Employee’s employment with the Company is thereby terminated, (i) the Company shall pay the Accrued Obligations to Employee, and (ii) the Company shall continue to provide Benefits to Employee on substantially the same terms as the Benefits provided until the Disability Date through the end of the Initial Term or the applicable Renewal Term, as applicable. Said payments of the Accrued Obligations shall be made on the same dates as such payments would have been paid to Employee had he not become Disabled. Any termination for Disability under this Agreement shall not affect the rights, if any, that Employee may otherwise have under any other disability plan the Company may have in effect at the date of such termination and in which Employee is then participating.

6.3    For Cause or Without Good Reason. The Company may terminate this Agreement and Employee’s employment with the Company for “Cause,” and Employee may terminate this Agreement and Employee’s employment with the Company without “Good Reason” (as defined in Section 6.4), each upon at least 10 days’ notice to the other party. For purposes of this Agreement, “Cause” shall mean that one of the following events shall have occurred (the “Cause Events”): (i) Employee having been convicted of, or having pleaded guilty or nolo contendere to, a felony (other than a traffic violation or by reason of vicarious liability) or a misdemeanor involving moral turpitude; (ii) Employee’s substantial and repeated failure or refusal to perform his lawful duties under this Agreement, except during periods of physical or mental incapacity, or otherwise materially breach his obligations under this Agreement; (iii) Employee’s willful misconduct or gross negligence with respect to any material aspect of the Company’s business, which willful misconduct or gross negligence has a material and demonstrable adverse effect on the Company; or (iv) any material misappropriation or embezzlement of the property of the Company or any of its affiliates by Employee. The Board of Directors shall provide written notice to Employee setting forth the applicable Cause Event, and (with respect to the occurrence of a Cause Event occurring pursuant either to subclause (ii) or (iii) above) Employee shall have 15 days (the “Cure Period”) in which to cure such Cause Event. If Employee fails to cure said Cause Event within the Cure Period, this Agreement and Employee’s employment with the Company shall terminate without any further action of the parties as of the end of the Cure Period. If this Agreement and Employee’s employment with the Company are terminated by the Company with Cause, or if Employee terminates this Agreement and Employee’s employment with the Company without Good Reason, the Company shall have no further obligation to Employee other than the obligation of Company to pay to Employee the Accrued Obligations. Said payments of the Accrued Obligations shall be made on the same dates as such payments would have been paid to Employee had this Agreement and Employee’s employment with the Company not been terminated for Cause or had Employee not terminated this Agreement and Employee’s employment with the Company without Good Reason.

6.4    Without Cause or for Good Reason. The Company may terminate this Agreement and Employee’s employment with the Company at any time without

Cause, and Employee may terminate this Agreement and Employee’s employment with the Company at any time with “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean that one of the following events shall have occurred and shall not have been cured by the Company within 30 days after receipt of written notice from Employee of the occurrence of such event delivered to the Company within 90 days of the occurrence of such event: (i) the Company shall have reduced Employee’s Base Salary, materially diminished Employee’s duties, responsibilities or authority, materially changed Employee’s reporting structure, or otherwise breached the terms of this Agreement or any other agreement then in effect between Employee and the Company (or any of its affiliates); or (ii) the Company shall have relocated the principal location at which Employee is to provide his services hereunder to a location more than 15 miles from                     ,             ,     ,         . If this Agreement and Employee’s employment with the Company are terminated by the Company without Cause or are terminated by Employee for Good Reason, the Company shall (a) pay to Employee the Accrued Obligations, and (b) pay to Employee his then current Base Salary and then current Benefits from the effective date of termination up through and until the date which is six months from the date of termination (the “Severance Period”). Said payments of the Accrued Obligations and the amounts due in respect of the Severance Period shall be made within 30 days after the effective termination date. Any payments received through the subsequent employment with or performance of services for another entity, through self- employment or otherwise, during or after the Severance Period (including, without limitation, salaries, fees, commissions, bonuses and consulting fees) shall not reduce any amounts payable by the Company to Employee pursuant to this Section 6.4.

6.5    Section 409A Compliance.

(a)    The parties intend for the Applicable Agreements to be exempt from the application of the Section 409A Provisions. To the extent that any payment under the Applicable Agreements is a Covered Payment, the provisions of this Section 6.5 shall apply to the Applicable Agreements and the Covered Payments notwithstanding any other provision contained in the Applicable Agreements. It is the intent of the parties that the terms and conditions of the Applicable Agreements and the making of any payment thereunder shall not result in a plan failure subject to Code Section 409A(a)(1). The Applicable Agreements shall be interpreted in a manner to prevent the occurrence of a plan failure subject to Code Section 409A(a)(1) and to comply with the Section 409A Provisions. Notwithstanding any other provision of the Applicable Agreements to the contrary, if the Company or Employee determines that any payment or benefit to Employee under the Applicable Agreements may be subject to Code Section 409A(a)(1), Company and Employee, at the request of either but with the written consent of the other, which consent shall not be unreasonably withheld, shall adopt such amendments to the Applicable Agreements or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect) or take any other actions necessary or appropriate to cause the compensation and benefits payable under the Applicable Agreements to comply with the Section 409A Provisions, to be not subject to Code Section 409A(a)(1), and to preserve the intended tax treatment of such payments and the benefits under the Applicable Agreements.

(b)    If a Covered Payment is payable upon a separation from service of the Employee, the term separation from service shall have the meaning set forth in Reg. Section 1.409A-1(h). If Employee is a specified employee, as defined in Reg. Section 409A- 1(i), the Covered Payments payable upon a separation of service shall not be paid before the date that is six months after the separation from service or, if earlier, the date of death of Employee. Any Covered Payment which is delayed pursuant to the preceding sentence shall be paid on the first business day of the seventh month following the separation from service of Employee.

(c)    To the extent necessary to ensure satisfaction with the requirements of Section 409A(b)(3) of the Code, assets shall not be set aside, reserved in a trust or other arrangement, or otherwise restricted for purposes of the payment of amounts payable under this Agreement.

(d)    If a Covered Payment is payable at a specified time or on a fixed schedule which does not comply with the requirements of Reg. Section 1.409A-3(i)(1), the Applicable Agreements shall be modified to the extent necessary to comply with the requirements of Reg. Section 1.409A-3(i)(1).

(e)    No acceleration of the time or schedule of any Covered Payment shall be made. No Covered Payment may be alienated, sold or used to secure a loan. The prohibition set forth in this Section 6.5 shall not apply to any Covered Payment to the extent such Covered Payment qualifies for an exception pursuant to Reg. Section 1-409A- 3(j)(4).

(f)    If any Applicable Agreement or policy of Company provides for separation pay, including the payments provided by Section 6 of this Agreement, the terms and conditions under which such separation pay is payable to Employee shall be modified if necessary, but only to the extent necessary, to satisfy the requirements of Reg. Section 1.409A-1(b)(9) to qualify the separation pay for the exception from characterization as deferred income.

(g)    Definitions.

(i)    “Applicable Agreements” shall mean this Agreement and any other plan, agreement or arrangement between Company or a Company affiliate and Employee with which this Agreement may be aggregated pursuant to Code Sections 409A(d)(3) and (6).

(ii)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(iii)    “Covered Payment” shall mean any payment under an Applicable Agreement to the extent determined to be deferred compensation subject to the Section 409A Provisions.

(iv)    ”Reg. Section” shall mean the sections of the Treasury Regulations issued pursuant to the Code.

(v)    “Section 409A Provisions” shall mean Code Section 409A(a)(1) and the Treasury regulations and other interpretive guidance issued pursuant thereto.

(vi)    “Substantial Risk of Forfeiture” shall have the meaning set forth in Reg. Section 1.409A-1(d).

(h)    The Company hereby informs Employee that the federal, state, local, and/or foreign tax consequences of this Agreement (including without limitation those tax consequences implicated by Section 409A) are complex and subject to change. Employee acknowledges and understands that Employee should consult with his own personal tax or financial advisor in connection with this Agreement and its tax consequences. Employee understands and agrees that the Company has no obligation and no responsibility to provide Employee with any tax or other legal advice in connection with this Agreement and its tax consequences. Employee agrees that Employee shall bear the sole and exclusive responsibility for any and all adverse federal, state, local, and/or foreign tax consequences (including without limitation any and all tax liability under Section 409A of this Agreement to which he may be subject under applicable law.

6.6    Taxes and Withholdings.

(a)    The Company may withhold from any amounts payable under this Agreement such federal, state, and/or local taxes as may be required to be withheld pursuant to applicable law or regulations, which amounts shall be deemed to have been paid to Employee.

(b)    If any payment under this Agreement is an “excess parachute payment” within the meaning of Section 280G(b) of the Code, the amount of such payment shall be increased by an amount (the “adjustment amount”) such that the increased payment, after reduction for incremental taxes, as defined below, shall produce a net payment equal to the amount otherwise payable to Employee if such payment were not an “excess parachute payment.” Incremental taxes shall mean the following taxes: (i) the tax imposed by Code Section 4999 on the excess parachute payment and the adjustment amount, (ii) the hospital insurance tax imposed by Code Section 3101(b) on the adjustment amount, (iii) the federal income tax on the adjustment amount determined at the highest rate of tax imposed by Code Section 1, and (iv) the state and local income tax on the adjustment amount at the highest rates of tax imposed by each applicable state or local income taxing law.

7.    Work for Hire. To the maximum extent permitted by applicable law, Employee agrees that the Company shall be the sole and exclusive owner of all right, title and interest in and to any and all works, materials, ideas, products, services, developments, projects and other matters developed, created, conceived, suggested, submitted or otherwise worked on by Employee, either solely or in collaboration with others, at any time during Employee’s employment with the Company, and all other results and proceeds of services performed by Employee (collectively, the “Property”). In that connection, Employee acknowledges and agrees that all Property shall be considered a “work made for hire” for Company as that term is defined in §101 of the 1976 Copyright Act. Employee will promptly disclose in writing to the Board of Directors complete information concerning all Property developed, created or conceived by Employee, either solely or in collaboration with others. To the extent the Property, or any portion thereof, is determined by a court of competent jurisdiction or administrative agency not to be a “work made for hire,” Employee hereby assigns all proprietary rights in the Property to Company without further compensation, and further agrees to execute, without any further compensation, any and all documents deemed necessary or appropriate by Company to effectuate a complete transfer of ownership of all rights to Company throughout the universe. Employee also agrees that Company shall have the sole and exclusive right in perpetuity to use, exploit, distribute and otherwise turn to account any or all of the Property, and that Company may modify, change or alter all or any part of the Property, all as Company may determine from time to time in its sole discretion. Employee hereby waives any “artist’s rights” or “moral rights” which Employee might otherwise have in any Property. Employee hereby agrees that Company may modify or change any Property in its sole or absolute discretion without notice to or consent of Employee. Notwithstanding the foregoing, the term “Property” shall not apply to or include, and the Company shall have no rights in, any intellectual property then in the public domain, or any intellectual property that Employee developed entirely on Employee’s own time without using the Company’s equipment, supplies, facilities, or trade secret information except for that intellectual property that either: (i) relates at the time of conception or reduction to practice of such intellectual property to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by the Employee for the Company.

8.    Proprietary Information.

8.1    Defined. Employee acknowledges and agrees that Employee has learned and obtained information, and will in the future learn and obtain information, tangible or intangible, relating to: (i) the Company, its “affiliates” (as defined below) and their respective owners (collectively, the “Company Parties”); (ii) employees or independent contractors of the Company Parties; (iii) the customers and clients of the Company Parties; and/or (iv) the business, operations, prospects and condition (financial or otherwise) of the Company Parties, such employees, independent contractors, customers and clients (collectively, “Proprietary Information”). Proprietary Information includes, but is not limited to, any and all written or electronic research, developments, engineering plans, trade secrets, know-how, inventions, techniques, processes, customer lists, financial data, sales, marketing or merchandising plans, specifications, blueprints, designs, budgets, schedules, source code, drawings, tapes, notes, works derived from source code and agreements. For purposes of this Agreement, an “affiliate” means (a) any individual or entity that owns (directly or indirectly) at least 50% of the outstanding equity securities (determined on a fully diluted basis) of the Company including but not limited to Holdco (a “Parent”), or (b) any individual or entity whose equity securities (determined on a fully diluted basis) are at least 50% owned, directly or indirectly, by the Company or the Company’s Parent.

8.2    Employee Obligations. Employee agrees to hold all Proprietary Information (whether received prior to or during Employee’s employment with the Company) in strict confidence and trust for the sole benefit of Company and not to, directly or indirectly, disclose, use, copy, publish or summarize any Proprietary Information, except or unless (i) during Employee’s employment with the Company, to the extent necessary to carry out Employee’s responsibilities under this Agreement; (ii) after termination of this Agreement, as specifically authorized in writing by the Board of Directors or as required by any law, court order or similar process or proceeding; (iii) such Proprietary Information is or becomes publicly known through lawful means; (iv) the Proprietary Information was rightfully in Employee’s possession or part of his general knowledge prior to his employment with the Company or Psyop Productions, LLC, and Employee did not learn of it, directly or indirectly, from the Company or Psyop Productions, LLC; or (v) such Proprietary Information is disclosed to Employee without confidential or proprietary restriction by a third party who rightfully possesses such Proprietary Information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from any Company Party. Upon termination of this Agreement for any reason, Employee shall return to the Company all books, records, notes, manuals, recordings, and other personal property and tangible Proprietary Information obtained or prepared by Employee during the course of his employment, or otherwise belonging to the Company.

8.3    Economic Value to Company and its Customers; Potential Liabilities. Employee acknowledges that Proprietary Information has significant economic value to the Company Parties, employees, independent contractors, customers and clients, which constitutes a substantial basis and foundation upon which the business of the Company Parties (and such customers and clients) is predicated, due to the fact that the Proprietary Information is not generally known to the public, and that the unauthorized use or disclosure of the Proprietary Information is likely to be extremely detrimental to the interests of the Company Parties and its customers and clients, and so may result in injunctive and other equitable relief, as well as liability for damages and other civil or criminal liability.

9.    Non-Competition and Non-Solicitation.

9.1    Covenants Not to Compete. Except in connection with his performance of services for the Company, Employee agrees that at no time between the Effective Date and the termination of this Agreement will he, without the prior written consent of the Board of Directors, (i) directly or indirectly engage in; or (ii) have any direct or indirect interest in (whether as a proprietor, partner, investor, shareholder, member or lender) any corporation, partnership, limited liability company, trust or other entity (each, an “Entity”) that directly or indirectly is or expects to engage in; or (iii) assist or render services (whether or not for compensation, and whether as a director, officer, employee, agent, advisor or consultant) to or for any Entity that, directly or indirectly, is engaged in or expects to become engaged in, any business conducted by the Company during the Term. This Section 9.1 shall not apply to the Entities and the services which Employee may perform for such Entities, directly or indirectly, which are set forth in Schedule A hereto.

9.2    Covenant Not to Solicit or Interfere. Employee agrees that, between the Effective Date and the termination of this Agreement, he will not, without the prior written consent of the Board of Directors, directly or indirectly (i) solicit, divert or take away, or attempt to solicit, divert or take away, any individual who is on or at any time during the Term an employee of any Company Party, or induce or attempt to induce any such employee to terminate his/her employment with such Company Party; or (ii) solicit, divert or take away, or attempt to solicit, divert or take away, any individual or Entity who is, upon or at any time during the Term a customer or client of any Company Party, or advise or induce any such individual or Entity not to continue as a customer or client of such Company Party.

9.3    Exclusion for Publicly Traded Securities. Notwithstanding anything to the contrary contained in this Agreement, Employee may own (beneficially or of record) securities issued by any Entity, if such securities are listed on any national securities exchange or are registered under Section 12(g) of the Securities Exchange Act of 1934, and such ownership does not exceed 5% of the aggregate issued and outstanding shares or units of such securities.

9.4    Blue Penciling. In the event any provision of this Section 9 is held by an arbitrator or court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way. Without in any way limiting the generality of the preceding sentence, in the event the covenant not to compete contained herein, in the view of a court or arbitrator asked to rule upon the issue, is deemed unenforceable by reason of covering too large an area, too long a period of time or too many business activities, then the same shall be deemed to cover only the largest area, the longest time period or the most business activities, as the case may be, which will not render it unenforceable. In the event in any proceeding, a court of competent jurisdiction or arbitrator shall refuse to enforce any of the separate covenants deemed included in this Section 9, then such unenforceable covenants shall be deemed deleted from this Section 9 to the extent necessary to permit the remaining separate covenants to be enforced.

9.5    Covenants Reasonable. Employee agrees that the covenants provided for in this Section 9, including the term and geographical area encompassed therein, are necessary and reasonable in order to protect the Company in the conduct of its businesses and the utilization of the Proprietary Information of the Company, including good will.

10.    Remedies. With respect to each and every breach or violation or threatened breach or violation by Employee of Sections 7, 8 or 9 above, the Company, in addition to all other remedies available to it at law or in equity (including, without limitation, specific performance of the provisions hereof), shall be entitled to seek to enjoin the commencement or continuance thereof and may apply in arbitration or in any court of competent jurisdiction for entry of equitable relief, as permitted by law, including, without limitation, an immediate restraining order or injunction, without the necessity of posting a bond or other surety.

11.    Agreement to Arbitrate.

11.1    Except as otherwise provided in Section 10 above, any dispute or controversy arising out of or relating to any interpretation, construction, performance, termination or breach of this Agreement, will be settled by final binding arbitration by a single arbitrator to be held in                     , in accordance with the American Arbitration Association national rules for resolution of business disputes then in effect, except as provided herein. The arbitrator selected shall have the authority to grant any party all remedies otherwise available by law, including injunctions, but shall not have the power to grant any remedy that would not be available in a state or federal court in                     . The arbitrator shall be bound by and shall strictly enforce the terms of this Section 11 and may not limit, expand or otherwise modify its terms. The arbitrator shall make a good faith effort to apply the substantive law (and the law of remedies, if applicable) of the state of                     , or federal law, or both, as applicable, without reference to its conflicts of laws provisions, but an arbitration decision shall not be subject to review because of errors of law. The arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to hear and rule on dispositive motions (such as motions for summary adjudication or summary judgment). The arbitrator shall have the powers granted by                      law and the rules of the American Arbitration Association which conducts the arbitration, except as modified or limited herein.

11.2    Notwithstanding anything to the contrary in the rules of the American Arbitration Association, the arbitration shall provide (i) for written discovery and depositions as provided under                     , and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based which shall be issued no later than thirty (30) days after a dispositive motion is heard and/or an arbitration hearing has completed. The Company shall pay all fees and administrative costs charged by the arbitrator and American Arbitration Association.

11.3    Employee and the Company shall have the same amount of time to file any claim against any other party as such party would have if such a claim had been filed in state or federal court. In conducting the arbitration, the arbitrator shall follow the rules of evidence of the State of                      (including but not limited to all applicable privileges), and the award of the arbitrator must follow                      and/or federal law, as applicable.

11.4    The arbitrator shall be selected by the mutual agreement of the parties. If the parties cannot agree on an arbitrator, the parties shall alternately strike names from a list provided by the American Arbitration Association until only one name remains.

11.5    The decision of the arbitrator will be final, conclusive, and binding on the parties to the arbitration. The prevailing party in the arbitration, as determined by the arbitrator, shall be entitled to recover his or its reasonable attorneys’ fees and costs, including the costs or fees charged by the arbitrator and the American Arbitration Association. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

12.    General Provisions.

12.1    Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) or assignee to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement. Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement without the Company’s written consent, provided that upon Employee’s death, Employee’s named beneficiaries, estate or heirs, as the case may be, shall succeed to all of Employee’s rights under this Agreement.

12.2    Nonexclusivity Rights. Employee is not prevented from continuing or future participation in any Company benefit, bonus, incentive, or other plans, programs, policies, or practices provided by the Company subject to the terms and conditions of such plans, programs, or practices.

12.3    Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

12.4    Attorneys’ Fees. In any action to enforce the terms of this Agreement, the prevailing party shall be reimbursed by the non-prevailing party for such prevailing party’s reasonable attorneys’ fees and costs, including the costs of enforcing a judgment.

12.5    Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

12.6    Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural; and (ii) references to one gender include the other gender.

12.7    Governing Law. This Agreement, and all claims and disputes arising hereunder or in connection herewith, will be governed by and construed in accordance with the laws of the State of                     .

12.8    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; or (c) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

13.    Entire Agreement. This Agreement, together with the other agreements and documents governing the benefits described in this Agreement and the Stockholders’ Agreement, constitutes the entire agreement between the parties relating to this subject matter hereof and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Employee and the Board of Directors. No oral waiver, amendment, or modification will be effective under any circumstances whatsoever.

14.    Representations and Warranties.

14.1    Employee Representations and Warranties. Employee represents and warrants to the Company that Employee has the right to enter into this Agreement (and all other documents and agreements contemplated by this Agreement) on the terms and subject to the conditions hereof; that this Agreement is binding and enforceable against Employee in accordance with its terms; that the execution, delivery and performance by Employee of this Agreement will not violate any other agreement to which Employee is a party or by which Employee is bound, including, without limitation, any non-competition, non-solicitation, confidentiality, non-disclosure, invention ownership or work-for-hire agreement; and Employee has not done or permitted to be done anything which might curtail or impair any of the rights granted to Company herein.

14.2    Company Representations and Warranties. Company represents and warrants to Employee that this Agreement (and all other documents and agreements contemplated by this Agreement) has been duly authorized by all requisite corporate action on the part of the Company and has been approved by the Board of Directors; that this Agreement is binding and enforceable against the Company in accordance with its terms; and that the execution, delivery and performance by the Company of this Agreement will not violate any other agreement to which the Company is a party or by which the Company is bound.

15.    Liability; Indemnification. To the fullest extent permitted by applicable law, Employee shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as an officer or director of the Company. The Company shall defend and indemnify Employee to the fullest extent permitted by applicable law if Employee is made or threatened to be made a party to an action or proceeding whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of the Company or any predecessor of the Company or serves or served at any other enterprise as a director, officer or employee at the request of the Company or any predecessor to the Company.

16.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in either Tagged Image Format Files (“TIFF”) or Portable Document Format (“PDF”) shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment. Any party delivering an executed counterpart of this Agreement by facsimile, TIFF or PDF also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

PCI MEDIA, INC.

By:
Name:
Title:

[ ]

Address:

SCHEDULE A